EXHIBIT 10.3

                         EXECUTIVE EMPLOYMENT AGREEMENT


This Executive Employment Agreement ("Agreement") entered into this 20th day of March, 2004 by and between Union Dental Corp, (the "Company") a Florida corporation whose principal place of business is 1700 University Drive, Suite 200, Coral Springs, Florida 33071, and Dr. George D. Green , whose address is located at 8307 NW 51st Manor, Coral Springs, Florida 33067 (the "Executive").


                              W I T N E S S E T H:

     WHEREAS, the Company has offered the Executive the position as Chairman of the Board, President and Chief Executive Officer of the Company and the Executive possesses knowledge and experience which are valuable to the company; and


     WHEREAS, the principal business of the Company is a dental practice referred to as George D. Green D.D.S., P.A. (hereinafter referred to as "Green") and a second business, Direct Dental Services, Inc. ("DDS") which encompasses the sales and marketing of an exclusive Dental Network for the Communications Workers of America union ("CWA") and the International Brotherhood of Electrical Workers union ("IBEW") in eighteen (18) states with the intent of expanding the concept throughout the United States and into other unions, such as General Electric and the United Auto Workers.


     NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:

     1. Employment. The Company hereby offers to employ Executive, and Executive accepts such employment, upon the terms and conditions hereinafter set forth.

     2. Employment Term. The "Initial Term" means the basic term of this Agreement, which begins on the date hereof (the "Effective Date") and ends on the seventh anniversary of this Agreement. Thereafter, Executive's employment hereunder shall be automatically renewed for successive periods of one (1) year (each a "Renewal Term"), unless either party hereto shall give written notice to the other that Executive's employment hereunder shall not be renewed or continued, as the case may be, not less than ninety (90) days prior to the end of the then current term of employment. The Initial Term and any Renewal Term may be terminated pursuant to Section 7 hereof.



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     3.  Office:  Duties  of  Executive.  During  the  term  of the  Executive's employment, the Executive shall serve as Executive Officer and, in so doing, shall perform normal duties and responsibilities associated with such position, including, without limitation, working with the Board of Directors to develop the Company's growth plan and strategic alternatives, developing financing sources, evaluating the Company's capital structure and recommending any appropriate changes, serving as liaison with and otherwise managing the Company and its relationship with members of the Dental Network, and carrying out such other or different duties as may be assigned him by the Company's Board of Directors. During the term of this Agreement, Executive shall devote so much of his business time and attention to the business and affairs of the Company as he, in his sole discretion, deems appropriate, subject to the general direction, approval and control of the Board of Directors.

     4. Compensation. Except as otherwise provided in this Agreement, the Company shall compensate Executive in the manner set forth in this Section 4 payable in accordance with the normal payroll practices of the Company for the duration of the term of this Agreement ("Employment Term").

          4.1 Base Salary. For each year during the Employment Term (or, if this Agreement shall be earlier terminated in accordance the terms of Section 7 hereof, ending on the date of termination of this Agreement), the Company will pay to Executive and aggregate annual salary equal to the base salary listed on Exhibit A attached hereto and made a part hereof. The base salary will be paid in accordance with the normal payroll procedures of the Company unless otherwise stated in Exhibit A.

          4.2 Incentive Bonuses. With the approval of the Board of Directors, the Company may pay additional increases in the base compensation and may pay incentive bonuses to Executive.

          4.2(a) At the signing of this Agreement, the Executive shall receive 750,000 options (this number being based upon a formula of 3% of the issued and outstanding shares of stock in the Company currently estimated to be 25,000,000 shares) with an exercise price of $ _________ (at market bid price as determined by the first quote of the shares as obtained from the National Quotation Bureau "NQB") exercisable within five (5) years of the date first mentioned in this Agreement. Fifty (50) percent of these shares shall be "vested" immediately and the balance of the options shall be deemed "vested" at the end of the two year term as a Member of the Board of Directors. The term "vested" shall mean the shares of stock underlying the options agreement shall be registered by the Company at the first available opportunity.

          4.3 Vacation. Executive shall be entitled to a total of four (4) weeks of paid vacation per calendar year.

          4.4 Other Benefits. Executive shall receive other employment benefits which are similar to compensation packages comparable to executives of other companies in similar industries.


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          4.4(a)  Executive  shall  receive  a fully  covered  health  insurance policy, including, but not limited to, the coverage of prescription drugs and medications.

          4.4(b) Executive shall receive a life insurance policy fully paid for by the Company, in the amount of $1.0 million, and, the beneficiary to be named by the Executive.

          4.4(c) The Company shall maintain a key man life insurance policy on the Executive, in an amount to be determined by the Board of Directors, fully paid for by the Company, and, inure to the benefit of the Company.

          4.4(d) Executive shall receive disability insurance comparable to other executives of similar companies or be compensated to the equivalent of a disability insurance policy that would be in effect in case of such extremes where the Executive is not able to perform his duties.

          4.4(e) Executive shall receive a car allowance not to exceed $2,000 per month, which car or cars may be used for either business or personal.

          4.4(f) Executive shall be entitled to participate in the Company's 401(k) Retirement Plan.

          4.4(g) Executive shall receive days off on regular holidays that are available to similarly situated employees of the Company and that are at least equivalent to such benefits currently being received by Executive.

     5. Business-Related Expenses. Upon presentation, in accordance with Company policies, of itemized accounts of his expenditures related to his performance as an Executive, the Company promptly shall reimburse Executive for all reasonable and necessary travel expenses and other expenses incurred by Executive on behalf of the Company in the performance of his duties under this Agreement.

          5.1 Executive, when traveling by air, shall travel in Business Class.

          5.2 Executive shall be allowed to stay at hotels that are four (4) stars, but, may choose hotels of greater or lesser status, at his discretion.

          5.3 Executive shall be allowed to rent a luxury car of his choosing to fit the needs of the travel plans associated with his duties as an Executive while on business trips.

          5.4 Executive shall be allowed to dine at exclusive restaurants, as the need arises, at his discretion, in order to properly entertain business associates.

          5.5 For accounting purposes, and, to eliminate part of the procedure of expense account reports, Executive shall be issued a Company credit card to be used for business related expenses, where the billing will be charged directly to the Company.


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     6. Covenants.

          6.1 Proprietary Information. In performance of services under this Agreement, Executive may have access to:

          6.1(a) information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstance to maintain its secrecy (hereinafter "Trade Secrets" or "Trade Secret"); and

          6.1(b) information which does not rise to the level of Trade Secret but is valuable to the Company and provided in confidence to Executive (hereinafter "Confidential Information"). Executive acknowledges and agrees with respect to Trade Secrets and Confidential Information provided to or obtained by Executive (hereinafter collectively the "Proprietary Information"):

          6.1(b) (i) the Proprietary Information is and shall remain the exclusive property of the Company; and

          6.1(b) (ii) to use the Proprietary Information exclusively for the purpose of fulfilling the obligations of this Agreement; and

          6.1(b) (iii) to return the Proprietary Information, and any copies thereof, in his possession or under his control, to the Company upon request of the Company, or expiration or termination of this Agreement for any reason; and

          6.1(b) (iv) to hold the Proprietary Information in confidence and not copy, publish or disclose to others or allow any other party to copy, publish or disclose to others in any form, any Proprietary Information without the prior written approval of an authorized representative of the Board of Directors.

          The obligations and restrictions set forth in this Section 6.1 shall survive the expiration or termination of this Agreement, for any reason, and shall remain in full force and effect as follows:

          6.1(b) (x) as to Trade Secrets, indefinitely, and

          6.1(b) (y) as to Confidential Information, for a period of two (2) years after the expiration or termination of this Agreement for any reason.

     The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other corporate rights, including those provided under copyright, corporate officer or director fiduciary duties, and trade secret and confidential information laws. The obligations set forth in this Section 6.1 shall not apply or shall terminate with respect to any particular portion of the


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Proprietary  Information  which (i) was in Executive's  possession,  free of any obligation of confidence, prior to his receipt from the Company, (ii) Executive establishes the Proprietary Information is already in the public domain at the time the Company communicates it to the Executive, or become available to the public through no breach of this Agreement by Executive, or (iii) Executive
establishes   that  the  Proprietary   Information  was  received  by  Executive
independently and in good faith from a third party lawfully in possession thereof and has no obligation to keep such information confidential.

     6.2 Ownership of Property. Executive agrees and acknowledges that all works of authorship and inventions, including but not limited to products, goods, know-how, Trade Secrets and Confidential Information, and any revisions thereof, in any form and in whatever stage of creation or development, arising out of or resulting from, or in connection with, the services provided by Executive to the Company under this Agreement (collectively the "Property") are works made for hire and shall be the sole and exclusive property of the Company. Executive agrees to execute such documents as the Company may reasonably request for the purpose of effectuating the rights of the Company herein.

     6.3 Warranty and Absence of Conflict. Executive warrants to the Company that Executive is not under any other contract or agreement that precludes Executive from remaining as an employee of the Company or performing services as provided in this Agreement.

     6.4 Non-Solicitation. Executive covenants and agrees that during his employment with the Company, and for a period of one (1) year following the date that his employment is terminated for any reason whatsoever, he will not on behalf of any person, firm, corporation or entity solicit or accept business from customers of the Company, including actively-sought prospective customers, with whom he had material contact during the course of his employment with the Company during the two (2) year period prior to Executive's termination of employment for the purpose of providing or selling products or services that are competitive with those provided by Company in connection with the Business.

     6.5 Non Competition. Executive covenants and agrees that during his employment with the Company and for a period of one (1) year following the date that his employment is terminated for any reason whatsoever, he will not, within the Business Area (defined below), directly or indirectly, on his own behalf or in the service or on behalf of others, engage in any business which is the same or essentially the same as the business of the Company (the "Business"), as a manager, supervisor, administrator, owner, salesman, or in another capacity which involves duties, and responsibilities similar in any way to those undertaken for the Company herein.






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          6.6 Certain Definitions and Exclusions.

          6.6(a) "Business Area" means the geographic areas located within the eighteen (18) state dental networks under contract, operated and maintained by the Company.

          6.6(b) The Company and Executive specifically acknowledge that Executive shall not be prohibited from entering into any transaction pursuant to which Executive (a) obtains voting or management control of an institution which either engages in the business of discount dental services or funds or invests in companies or businesses engaged in the business of discount dental services or funds or invests in companies or businesses engaged in the business of discount dental services or (b) invests in or obtains voting or management control of any entity which discounts dental services as an ancillary activity to such entity's normal business activities as long as these business activities are not engaged in marketing or selling of dental services or creating dental networks for unions.

          6.7 Non-Interference. Executive covenants and agrees that during his employment with the Company and for a period of two (2) years following the date that his employment agreement is terminated for any reason whatsoever, he will not, directly or indirectly, on his own behalf or in the service or on behalf of others, call upon, solicit, recruit, or hire away or assist others in calling upon, soliciting, recruiting or hiring away, any person who is or was, during the two (2) year period prior to Executive's termination of employment, an employee of the Company or of any Member of the Company in any attempt to have such person work in any other firm, association, corporation or entity engaged in a business substantially similar to the Business.

          6.8 Injunctive Relief. Executive acknowledges and agrees that the remedy at law for any such breach of this Section 6 will be inadequate and that in the event of such breach the Company will suffer irreparable damage; accordingly, the Company shall be entitled to temporary and permanent injunctive relief in the event of breach without the necessity of proving monetary damages.

          6.9 Indemnification Defense. Executive shall indemnify the Company from and against any and all actions, suits, proceedings, liabilities, damages, losses, costs and expenses (including attorneys' and experts' fees) arising out of or in connection with any breach or threatened breach by the Executive of any one or more provisions of this Agreement. The existence of any claim, demand, action or cause of action of the Executive against the Company shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements herein.

     7. Termination.

          7.1 General. This Agreement may be terminated prior to the expiration of the Initial Term or any Renewal Term by any of the following events:



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          7.1(a) mutual written agreement  expressed in a single document signed by both the Company and Executive;

          7.1(b) voluntary written resignation by Executive other than for Good Reason;

          7.1(c) death of Executive;

          7.1(d) disability of Executive;

          7.1(e) termination by the Company for any reason other than Cause (as defined below); or

          7.1(f) termination by the Company for one of the following reasons ("Cause"): (i) an act by Executive of fraud or misappropriation; (ii) Executive's willful breach of any agreement or covenant of this Agreement;
     (iii) criminal conduct of Executive which results in a felony conviction of Executive with respect to which all opportunities for appeal have been expired; or (iv) Executive's recurring gross negligence or continuing willful failure of Executive to perform his duties under this Agreement if such failure is not cured within ten (10) days after notice from the Company thereof.

          7.2 Compensation Through Date of Termination. Upon termination for any of the foregoing reasons, Executive shall continue to render his services and shall be paid his regular compensation and benefits up to the date of termination. Severance payment hereunder is in addition to the regular compensation and benefits which Executive shall receive up to the date of termination.

          7.3 Severance and Liquidated Damages. If this Agreement is terminated by the Company pursuant to Section 7.1(e), the Company shall pay to the Executive a severance and liquidated damages payment equal to Executive's then base salary under Section 4.1 through the end of the Initial Term or the Renewal Term then in effect, as the case may be, pursuant to the normal payroll practices of the Company. Otherwise, the Company shall have no obligation to pay Executive any form of severance or other payment upon termination or expiration of this Agreement by the Company or the Executive. Expiration of the Initial Term of this Agreement shall not be deemed a termination pursuant to Section 7.1(e). Executive agrees that such payment shall not constitute liquidated damages for any alleged or actual breach by the Company under this Agreement or the Company's Operating Agreement and agrees that, upon receipt of such severance liquidated damages payment, he shall release the Company and all other persons from any and all claims arising out of alleged or actual breaches of this Agreement or the Operating Agreement.

          7.4 Confidentiality of Cause Notice. Executive agrees that in the event he receives written notice of termination with cause, Executive shall treat the contents of said notice as privileged and Executive shall have no action against the


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     Company or any of its officers, agents, or employees due to the contents of said notice unless the contents are intentionally false and malicious.

     8. Miscellaneous.

          8.1 Severability. In the event that any provision or portion thereof of this Agreement is declared invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions or portions thereof shall nevertheless continue in full force and effect without being impaired or invalidated in any way or to any extent.

          8.2 Waiver of Breach. Failure or delay of either party to insist upon compliance with any provision hereof shall not operate as, and is not to be construed as, a waiver or amendment of such provision. Any express waiver of any provision of this Agreement shall not operate and is not to be construed as a waiver of any subsequent breach, whether occurring under similar or dissimilar circumstances.

          8.3 Notice. All notices and other communications required or permitted to be given by this Agreement shall be in writing and shall be given and shall be deemed received if and when either hand delivered and a signed receipt is given therefore or mailed by registered or certified United States mail, postage-prepaid, and if to the Company, to:

                           Union Dental Corp.
                           1700 University Drive
                           Suite 200
                           Coral Springs, FL  33071

Or, if to Executive, to:

                           Dr. George D. Green
                           c/o Robert A. White, Esq.
                           1401 University Drive
                           Suite 600
                           Coral Springs, FL 33071

     Or at such other address as either party hereto shall notify the other of in writing.

          8.4 Entire Agreement. This Agreement supersedes any and all prior agreements between the parties hereto, and constitutes the entire agreement and understanding by and between Executive and the Company with respect to the Employment of Executive and no representations, promises, agreements or understandings, written or oral relating to the employment of Executive by the Company not contained or referenced herein shall be of any force or effect.



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          8.5  Amendment.  This  Agreement  may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing and signed by the Company and Executive.

          8.6 Benefit. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.

          8.7 Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

          8.8 Arbitration. In the event of any dispute between the parties, such dispute shall be resolved by arbitration in accordance with the rules of the American Arbitration Association, with costs and reasonable attorney fees to be assessed against the non-prevailing party.

          8.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same Agreement.

          8.10 Governing Law. This Agreement is being made in the State of Florida and shall be construed and enforced in accordance with the laws of that state.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above...

EXECUTIVE                                         UNION DENTAL CORP.


/s/ Dr. George D. Green                     /s/ Dr. George D. Green
------------------------                   -------------------------
Dr. George D. Green                        Dr. George D. Green, President











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                                                EXHIBIT A

Base Salary First Year:             $225,000
Base Salary Second Year:            $125,000
Base Salary Third Year:             $185,500
Base Salary Fourth Year:            $196,630
Base Salary Fifth Year:             $208,427
Base Salary Sixth Year:             $220,932
Base Salary Seventh Year:                   $234,187

Bonus: In addition to the options listed in Section four (4) of this Agreement, the Executive shall be granted the following Incentive Bonuses under the following terms and conditions:

1. If the Company should increase gross revenues to $3.0 million in any calendar year, then the Executive shall receive 332,500 options (this number is currently being based upon a formula of .0133% of the issued and outstanding shares of stock, totaling 25,000,000 shares in the Company) with an exercise price of $ _________ (at market bid price as determined by the quote of the shares at the close of business the day the options were issued by the National Quotation Bureau "NQB") and exercisable within five (5) years from the date such options are issued. All of these shares shall be "vested" immediately. The term "vested" shall mean the shares of stock underlying the options agreement shall be registered by the Company at the first available opportunity.


2. If the Company should increase gross revenues to $4.0 million in any calendar year, then the Executive shall receive 332,500 options (this number is currently being based upon a formula of .0133% of the issued and outstanding shares of stock, totaling 25,000,000 shares in the Company) with an exercise price of $ _________ (at market bid price as determined by the quote of the shares at the close of business the day the options were issued by the National Quotation Bureau "NQB") and exercisable within five (5) years from the date such options are issued. All of these shares shall be "vested" immediately. The term "vested" shall mean the shares of stock underlying the options agreement shall be registered by the Company at the first available opportunity.

3. If the Company should increase gross revenues to $5.0 million in any calendar year, then the Executive shall receive 332,500 options (this number is currently being based upon a formula of .0133% of the issued and outstanding shares of stock, totaling 25,000,000 shares in the Company) with an exercise price of $ _________ (at market bid price as determined by the quote of the shares at the close of business the day the options were issued by the Quotation Bureau "NQB") and exercisable within five (5) years from the date such options are issued. All of these shares shall be "vested" immediately. The term "vested" shall mean the shares of stock underlying the options agreement shall be registered by the Company at the first available opportunity.




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